Conmed Healthcare Management, Inc. Finalizes Largest Contract in Company's 24-year History after Concluding Transitional Contract with Pima County, Arizona

Multi-Year Contract Expected to Generate over $19 Million in Revenue over Next 23 Months

Hanover, Md. -- (BUSINESS WIRE) -- August 7, 2008 -- Conmed Healthcare Management, Inc. OTCBB:CMHM – News), a leading full service provider of correctional facility healthcare services to county detention centers, today announced that it has finalized a contract retroactive to August 1, 2008, with Pima County, Arizona, to deliver a broad range of medical, dental and behavioral health services at the Pima County Adult Detention Center over the next 23 months that is expected to generate over $19 million in revenue for Conmed during that period. This follows the Company's earlier announcement of an initial contract with the County to transition from their existing vendor to Conmed, which successfully concluded on July 31, 2008.

Dr. Richard W. Turner, Chairman and Chief Executive Officer of Conmed, commented, "Our initial contract with Pima County to provide transitional services, which we announced July 14, went extremely smoothly and resulted in this formalized, longer-term agreement, as we anticipated. This is the largest contract in Conmed's history and we are eager to work with Pima County to deliver our exceptional services on the scale that they require. We've built the relationship based on our expertise in providing high quality and fully-compliant healthcare services and are confident that our in-depth understanding of the needs of Pima County offers them a way to reduce their challenges cost effectively while increasing the quality of medical care. We are honored that Pima County has entrusted the care of its inmate population to Conmed and expect the agreement to be mutually beneficial to both parties."

The new, multi-year contract covers the full suite of Conmed's healthcare services for Pima County's Adult Detention Center. With an inmate population of 1,900, this represents the largest contract win in Conmed's 24-year history. Under terms of the contract, Conmed is providing a turn-key inmate medical services platform that includes: staffing of physicians, mid-level providers, nurses and clerical personnel; as well as dental services; mental and behavioral health screening and management services, ancillary services such as laboratory and pharmacy services. In addition, Conmed will also manage offsite specialist and hospital services and expects to recognize revenue from the contact in the third quarter of, 2008.

The contract marks the Company's entrance into the Southwest United States, which is among its targets for geographic expansion due to its rapid population growth and the expanding demand for its expertise. Pima County covers 9,184 square miles in South-Central Arizona and has a population of approximately 844,000. The county seat is Tucson, where the majority of the population is centered.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the Sate of Maryland, and currently services detention centers and correctional facilities in thirty-two counties in six states, including Washington, Oregon, Kansas, Virginia, Arizona and Maryland. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "projects", "potentially" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5520
Chief Financial Officer
tfry@conmed-inc.com

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